UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 13, 2017

Cobalt International Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34579	27-0821169
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cobalt Center 920 Memorial City Way, Suite 100 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 579-9100

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 14, 2017, Cobalt International Energy, Inc. (the “Company”) received an additional written notice (the “NYSE Notice”) from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE continued listing standard set forth in Section 802.01C of the NYSE Listed Company Manual, which requires the average closing price of the Company’s common stock to be at least $1.00 per share over any 30 consecutive trading day period.

In accordance with the applicable NYSE procedures, the Company has notified the NYSE on November 15, 2017, of its intent to cure the deficiency and restore its compliance with the NYSE continued listing standard. The Company has a period of six months following the receipt of the NYSE Notice to regain compliance. The Company can regain compliance at any time during the six-month cure period if its common stock has a closing share price of at least $1.00 on the last trading day of any calendar month during the period and also has an average closing share price of at least $1.00 over the 30 trading day period ending on the last trading day of that month or on the last day of the cure period.

The Company’s common stock will continue to be listed and traded on the NYSE during this six-month cure period, subject to the Company’s compliance with other continued listing requirements set forth in the NYSE Listed Company Manual. The Company’s common stock symbol “CIE” will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing requirements. If the Company fails to regain compliance with Section 802.01C of the NYSE Listed Company Manual during the cure period, the Company’s common stock will be subject to the NYSE’s suspension and delisting procedures.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Key Employee Incentive Plan

On November 13, 2017, the Board of Directors (the “Board”) of the Company approved the adoption of a key employee incentive plan (the “Plan”) for the benefit of certain employees identified by the Board, including the principal executive officer and principal financial officer of the Company, whose continued employment and performance is critical to the success of the Company.

Pursuant to the terms of the Plan, participants will be eligible to receive cash payments upon a change of control of the Company, which would include the sale of all or substantially all of the assets of the Company, as long as the enterprise value of the Company at the time of such change of control exceeds the threshold specified in the Plan. Based on such enterprise value, a cash pool will be created for the payment of incentive bonuses to the participants in the Plan. Payments will be made to each participant upon a change of control, with each participant receiving a specified percentage of the cash pool. The target cash pool is $10 million.

Participants must be employed by the Company at the time of the change of control in order to receive a payment under the Plan. If a participant voluntarily terminates his employment or is terminated for cause prior to the consummation of a change of control, the participant will not be eligible to participate in the Plan.

Item 7.01.	Regulation FD Disclosure

On November 15, 2017, the Company issued a press release announcing receipt of the NYSE Notice. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

The Company has elected not to make the interest payment of approximately $12.3 million due on November 15, 2017 with respect to its outstanding 3.125% Convertible Senior Notes due 2024 (the “2024 Notes”). The indenture governing the 2024 Notes permits the Company a 30-day grace period to make the interest payment. If the Company fails to make the interest payment within the grace period an event of default will result, and the trustee or noteholders holding at least 25% in the aggregate outstanding principal amount of 2024 Notes may elect to accelerate the 2024 Notes causing them to be immediately due and payable. In addition, an event of default under the indenture governing the 2024 Notes would trigger an event of default under all of the Company’s other outstanding indebtedness.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated November 15, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2017

Cobalt International Energy, Inc.

By:	/s/ Jeffrey A. Starzec
Name:	Jeffrey A. Starzec
Title:	Executive Vice President and General Counsel